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                                                                    EXHIBIT 4.2

                              REVOLVING CREDIT NOTE
                              ---------------------


$215,000,000.00                                           Boston, Massachusetts
                                                          June 28, 1996

FOR VALUE RECEIVED, the undersigned, Genzyme Corporation, a Massachusetts corporation, with a principal place of business at Building 1400, One Kendall Square, Cambridge, Massachusetts 02139 (the "Maker"), hereby promises to pay to the order of Fleet National Bank, a national banking association, having an address at 75 State Street, Boston, Massachusetts 02109 (the "Lender"), the sum of TWO HUNDRED FIFTEEN MILLION AND 00/100 DOLLARS ($215,000,000.00), or so much as may have been advanced to the Maker, as provided under that certain Credit Agreement dated as of June 28, 1996, as the same may be amended from time to time (the "Credit Agreement"), together with interest on the unpaid principal amount from time to time outstanding at the times, for the interest periods and at the rates set forth in the Credit Agreement.

This Note evidences borrowings under the Credit Agreement and is entitled to all benefits of the provisions of the Credit Agreement. All capitalized terms not specifically defined herein shall have the same meanings as in the Credit Agreement. The principal of this Note is subject to prepayment in the manner and to the extent provided in the Agreement.

Maker also agrees to pay certain costs and expenses, including, without limitation, reasonable attorneys' fees and expenses incurred, or which may be incurred, by the holder in connection with the negotiation, documentation, administration, and enforcement of this Note and the Credit Agreement.

If an Event of Default shall occur, the entire unpaid balance of principal, accrued interest, and any and all other fees and charges may become, or may be declared, immediately due and payable in the manner and with the effect provided in the Credit Agreement.

The Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and assent to extensions of the time of payment or forbearance or other indulgence without notice.

Executed under seal as of the 28th day of June, 1996.

ATTEST:                                GENZYME CORPORATION


                                       By:
- -----------------------------             -----------------------------------
Clerk or Assistant Clerk                  David J. McLachlan
                                          Senior Vice President, Finance
[SEAL]